Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Tailwind Financial Inc.
Toronto, Ontario, Canada

        We hereby consent to the use in the Prospectus constituting a part of this Post-Effective Amendment No. 1 to Registration Statement of our report dated April 5, 2007 relating to the financial statements of Tailwind Financial Inc. (the "Company"), which is contained in that Prospectus. Our report contains an explanatory paragraph regarding uncertainties as to the ability of the Company to continue as a going concern.

        We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO Seidman, LLP

BDO Seidman, LLP

New York, New York

April 17, 2007